PROSPECTUS SUPPLEMENT NO. 1 (To Prospectus dated February 11, 2016)	Filed Pursuant to Rule 424(b)(3) Commission File No. 333-196282

5,000,000 Shares
Common Stock

This Prospectus Supplement No. 1 (this "Prospectus Supplement") supplements and amends the prospectus dated February 11, 2016 (the "Final Prospectus") relating to the public offering of up to 5,000,000 shares of our common stock. You should read this Prospectus Supplement in conjunction with the Final Prospectus, and this Prospectus Supplement is qualified by reference to the Final Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Final Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Final Prospectus, including any additional amendments or supplements thereto.

We have elected to extend the date by which we must complete the minimum offering to May 30, 2016. Unless the minimum offering is completed by May 30, 2016, the offering will terminate. If the minimum offering is completed by such date, the offering will continue until the earlier of all shares being sold, our decision to terminate the offering or December 31, 2016.

As more fully disclosed in the Final Prospectus, we have entered into a Single Family Homes Real Estate Purchase and Sale Agreement (the “Agreement”) with Red Door Housing, LLC, a Texas limited liability company, for our purchase of a portfolio of up to 100 single-family homes located in the Houston, Texas, metropolitan area. On March 7, 2016, we and Red Door Housing entered into a Sixth Amendment to the Agreement pursuant to which we further amended the Agreement to extend the closing date and our due diligence period to no later than April 30, 2016.

Please see “Risk Factors” beginning on page 22 of the Final Prospectus to read about certain factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated March 31, 2016